EXHIBIT 99.1

NEWS RELEASE

CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur
Director, Investor Relations
(951) 493-5611

FOR IMMEDIATE RELEASE

WATSON PHARMACEUTICALS NAMES EDWARD F. HEIMERS, JR.
PRESIDENT OF WATSON’S BRAND DIVISION

Industry Veteran to Lead Company’s Brand Products Initiatives

CORONA, CA – April 18, 2005 — Watson Pharmaceuticals, Inc. (NYSE: WPI) today announced the appointment of Edward F. Heimers, Jr., 58, as Executive Vice President of the company and President of Watson’s Brand division.

“I am very pleased to welcome Ed to the executive management team,” began Allen Chao, Ph.D., Chairman and Chief Executive Officer.  “Ed’s broad mix of marketing, sales and business development experience, encompassing a wide array of therapeutic areas, should prove to be a great asset to our Company,” Dr. Chao added.

 Mr. Heimers brings to Watson nearly three decades of strong leadership experience in marketing and sales management in a number of therapeutic areas and sales channels, including specialty pharmaceuticals, primary care and contract sales.  As President for Watson’s Brand division, Mr. Heimers will be responsible for managing sales and marketing, brand product research and development and business development.  Based in Morristown, New Jersey, Mr. Heimers will report directly to Allen Chao.

Mr. Heimers joins Watson following his position as Senior Vice President, Marketing for Innovex, a contract sales organization and a division of Quintiles Transnational.  While at Innovex, Mr. Heimers oversaw relationships with a number of biotechnology and specialty pharmaceutical companies with product introductions in the areas of neurology, endocrinology, dermatology and cardiovascular medicine.  Prior to

Innovex, he was Senior Vice President, Sales at Novartis Pharmaceuticals and held a number of senior management sales and marketing positions at both Sandoz and Schering-Plough Corporation.  While at Sandoz, he orchestrated the successful launch of Lamisil® and Lescol® and while at ScheringPlough, he launched Proventil®.

Mr. Heimers received his undergraduate degree in Biology from New York University and received a J.D. degree from Syracuse University.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products. Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press releases and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Any statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2004.

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